EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cytori Therapeutics, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. (333-82074 and 333-122691) on Form S-8 and in the registration statements Nos. (333-140875 and 333-134129) on Form S-3 of Cytori Therapeutics, Inc., of our report dated March 28, 2007, with respect to the consolidated balance sheets of Cytori Therapeutics, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of Cytori Therapeutics, Inc. Our report on the consolidated financial statements refers to the Company deriving a substantial portion of its revenues from related parties and the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006.

/s/ KPMG LLP

San Diego, California
March 30, 2007